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                                  RW

                         CHINA VENTURES LIMITED
                    COURVOISIER CENTRE II, SUITE 705
                         601 BRICKELL KEY DRIVE
                            MIAMI, FL 33131



                            February 17, 2000


VIA EDGAR AND
VIA TELECOPY (202) 942-9527
Ms. Kara A. Sandler, Division of Corporate Finance
United States Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

    RE: CHINA VENTURES LIMITED (THE "COMPANY")
        WITHDRAW OF REGISTRATION STATEMENT ON FORM 10
        (FILE NO. 001-15573) (THE "REGISTRATION STATEMENT")

Dear Ms. Sandler:

     The Company hereby requests that the Registration Statement, filed on December 22, 1999, be withdrawn from registration.

                                   Very truly yours,

                                   CHINA VENTURES LIMITED



                                   By: /s/ James Chow
                                      -----------------------
                                      James Chow
                                      Secretary